                                                                    EXHIBIT 99.1

TEKTRONIX COMPLETES ACQUISITION OF INET TECHNOLOGIES

BEAVERTON, Ore., September 30, 2004 - Tektronix, Inc. (NYSE: TEK), a leading worldwide provider of test, measurement, and monitoring instrumentation, today completed its previously announced acquisition of Inet Technologies, Inc., a leading global provider of communications software solutions that enable next-generation networks, including 2.5G and 3G mobile data and voice-over-packet (VoIP) technologies, and traditional networks.

Tektronix acquired all of Inet's 39.6 million shares of outstanding stock for $12.50 per share, consisting of $6.25 per share in cash and 0.192 shares of Tektronix stock, based on the average closing price of Tektronix stock for the five trading days ending September 29, 2004. After adjusting for Inet's expected cash balance at the close of the transaction, the net purchase price was approximately $340 million. The net purchase price will be satisfied with approximately $90 million of net cash and 7.6 million shares of Tektronix stock. Tektronix plans to provide guidance regarding the financial impact of this transaction during the current quarter, which ends November 27, 2004.

About Tektronix

Tektronix, Inc. is a test, measurement, and monitoring company providing measurement solutions to the communications, computer, and semiconductor industries worldwide. With more than 55 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks and advanced technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix' Web address www.tektronix.com.

                                     # # #

     Tektronix is a registered trademark of Tektronix, Inc. All other trade names referenced are the service marks, trademarks or registered trademarks of their respective companies.